Exhibit 7.10

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into this 9th day of June 2018 (the “Execution Date”) by and between CULTURE PUB, INC., a Delaware corporation (“CPI” or the “Purchaser”); SOUTHLAND PUBLISHING, INCORPORATED, a California corporation (“Southland”); and HIGHTIMES HOLDING CORP., a Delaware corporation (“Hightimes” or the “Parent”). The Purchaser, Southland and Hightimes are sometimes referred to herein separately as a “Party” and together as the “Parties”. Capitalized terms used herein shall have the meanings ascribed to them in Article I hereof.

RECITALS

WHEREAS, Southland owns and publishes, among other things, a print and on-line magazine known as Culture Magazine™ (the “Publication”); and

WHEREAS, Purchaser desires to purchase from Southland certain selected assets and properties of the Publication hereinafter described, and Southland desires to sell such assets and properties to Purchaser for the consideration set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Advertiser Agreements” means any contracts or agreements between Southland and Persons advertising in the Publication solely with respect to such advertisements in the Publication (but not with respect to advertisements of such Persons in any magazine, online publication or other media of Southland other than the Publication).

“Agreement” means this Asset Purchase Agreement, together with the schedules hereto, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or California are authorized or required by law to close.

“Closing Date” shall mean the earlier to occur of (a) three (3) Business Days following consummation of a Hightimes Liquidity Event, or (b) 5:00 pm PDT on September 12, 2018.

“Closing Date Balance Sheet” shall mean an unaudited carve out balance sheet of the Publication, dated as of April 30, 2018 and shall be updated to May 31, 2018 by not later than June 30, 2018, in each case, prepared by the management of Southland that shall list all assets of the Publication (including the Purchased Assets) and all Liabilities associated with the Publication.

“Closing Market Price” shall mean, with respect to the applicable Hightimes Liquidity Event, the lower of either (a) the initial per share offering price (currently anticipated to be $11.00 per share) of Hightimes Common Stock in connection with a Qualified Offering, or (b) the per share merger consideration paid to Hightimes stockholders in connect with the Origo Merger.

“ExWorks” shall mean ExWorks Capital Fund I, L.P., a Delaware corporation, and the senior secured lender to the Hightimes Group.

“ExWorks Consent” shall mean the written consent of ExWorks to be delivered to Hightimes and Purchaser prior to the Closing Date, to this Agreement, all of the Exhibits hereto, and all of the transactions contemplated hereby.

“Hightimes Common Stock” shall mean, as applicable, either the Class A voting common stock of Hightimes or the voting common stock of the Successor resulting from the Origo Merger.

“Hightimes Group” shall mean the collective reference to Hightimes, Purchaser and each direct or indirect subsidiary of Hightimes or Purchaser.

“Hightimes Liquidity Event” shall mean the first to occur of either (a) the consummation of a Qualified Offering or (b) the consummation of the Origo Merger.

“Hightimes Liquidity Event Completion Date” shall mean the first to occur of either (a) a Qualified Offering or (b) the Origo Merger; provided that such event occurs no later than September 12, 2018.

“Knowledge” of Southland shall mean the current actual knowledge of Bruce Bolkin or David Comden.

“Legal Proceeding” shall mean any suit, litigation or legal proceeding commenced by or before any court or other governmental agency or any arbitrator or arbitration panel that could reasonably be expected to have a Material Adverse Effect on the Publication, the Purchased Assets or Assumed Liabilities, the Purchaser or Hightimes.

“Material Adverse Effect” shall mean a violation that would have a material adverse effect on the business, results of operations or financial condition of the Publication, the Purchased Assets or Assumed Liabilities, the Purchaser or Hightimes; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Publication, the Purchased Assets or Assumed Liabilities, the Purchaser or Hightimes: (a) any adverse effect resulting from or arising out of the announcement or pendency of this Agreement or the transactions contemplated hereby; (b) any adverse effect resulting from or arising out of general economic conditions; (c) any adverse effect resulting from or arising out of general conditions in the industries in which the Company operates to the extent that they do not disproportionately affect the Company, taken as a whole; (d) any adverse effect resulting from any changes to Law; or (e) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof.

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“National Securities Exchange” shall mean any one of the New York Stock Exchange, Inc., the NYSE:American Exchange, the OTC Markets QX or QB exchanges, the Toronto Venture Exchange or the Canadian Stock Exchange.

“Origo Merger” shall mean collectively the occurrence of all of following: (i) the consummation of the merger of Hightimes with a wholly-owned subsidiary of Origo Acquisition Corp., a publicly traded Cayman Island corporation (“Origo”) pursuant to that certain Merger Agreement, dated as of July 24, 2017, by and among Origo, Hightimes and HTHC Merger Sub, Inc., a Delaware corporation, as amended (the “Merger Agreement”), (ii) the consummation of the reincorporation of Origo as Hightimes Media Corporation, a Nevada corporation (the “Successor”), (iii) the effectiveness of that certain Registration Statement on Form S-4 (Registration No. 333-221527) with respect to the shares of Origo and/or the Successor to be issued pursuant to the Merger Agreement (the “Registration Statement”), (iv) the issuance to Hightimes’ shareholders (including without limitation Southland) of shares of Common Stock of Successor pursuant to the Merger Agreement and (v) the listing of the Successor’s Common Stock on the Nasdaq Capital Market or other national securities exchange.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Purchased Assets” shall have the meaning set forth in Article II, Section (a) of this Agreement.

“Qualified Offering” shall mean the closing of the sale of shares of Hightimes Common Stock to the public in a public offering, pursuant to a Tier 2 Regulation A+ offering on Form 1-A and related offering circular that has been qualified by the SEC, and either (a) the trading and quotation of Hightimes Common Stock on a National Securities Exchange, or (b) the listing of Hightimes Common Stock on the Nasdaq Capital Market of the Nasdaq Stock Market (“Nasdaq”).

“Retail Sales” means the sale of Ads for the Publication and for display on the Sites through retail channels.

“Sales Revenues” means the revenues that are derived from Retail Sales and Wholesale Sales.

“Sites” means the Publication’s Web site located at www.culturemagazine.com, www.cultureb2b.com or www.ireadculture.com, its subdomains, and any other Web sites agreed upon in writing by the parties.

“Subject Shares” shall have the meaning set forth in Article II, Section (d)(i) of this Agreement

“Wholesale Sales” means the sale of Ads for the Publication and display on the Sites through wholesale channels.

Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement.

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ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS; CONSIDERATION

(a) The Purchased Assets. Effective as of the Closing Date, Southland hereby sells, transfers, conveys and assigns (collectively, “Transfers”) to Purchaser, and Purchaser hereby agrees to purchase, the following assets and properties of Southland, but only to the extent that such assets and properties relate solely to the Publication (collectively, the “Purchased Assets”):

(i) the Sites, domain registrations, trademarks, content and other intellectual property of the Publication that are listed on Schedule 2.01 annexed hereto (the “Intellectual Property”), and such Intellectual Property assets shall include all access codes;

(ii) the rights of Southland under outstanding Advertiser Agreements arising after the Closing Date;

(iii) the rights of Southland under any contracts with Valley, as defined below, and other third parties who print, warehouse print inventories, and/or distribute the Publication (collectively, the “Operations Agreements”) arising after the Closing Date;

(iv) print inventories of the Publication on hand as at the Closing Date;

(v) the benefits under any agreements with employees of the Publications that Purchaser elects to employ on or following the Closing and under any agreements with independent contractors (in addition to Valley) that Purchaser elects to retain following the Closing;

(vi) all Sales Revenues arising from and after the first full monthly edition of the Publication printed after the Closing Date; and

(vii) any other miscellaneous agreements and assets that Purchaser elects to assume on the Closing Date

At Closing Southland shall execute and deliver to Purchaser bill of sales, assignments and other documents and instructions as shall reasonably be required to Transfer good and marketable title in and to the Purchased Assets to Purchaser. On the Closing Date, Southland shall provide Purchaser with a complete and itemized list of the Purchased Assets, including the name, address and contact person of the location of all print inventory.

(b) Excluded Assets. The Purchased Assets shall not include any assets or properties of Southland not expressly described in subsection (a), above, whether such assets or properties are real, personal, tangible or intangible, and the Purchased Assets shall expressly exclude:

(i) any assets of Southland relating to publications, online sites or other media properties that are not the Publication;

(ii) any employees or other agents of Southland or the Publication that Purchaser elects not to hire or retain;

(iii) any cash or marketable securities;

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(iv) any receivables (loans, accounts, or otherwise) existing at the Closing for all periods prior to the first full monthly edition of the Publication printed after the Closing Date;

(v) any furniture or fixtures or equipment, unless specifically listed on a schedule to be agreed up by the Parties prior to Closing; or

(vi) any security deposits for leases.

(c) Assumption of Liabilities. Effective as of the Closing Date, Purchaser shall assume only those liabilities, debts, obligations or claims (the “Liabilities”) that may arise from and after the Closing Date that are directly associated with the Purchased Assets, including without limitation: (i) all obligations arising on or after the Closing Date under outstanding Advertiser Agreements, (ii) all obligations arising on or after the Closing Date under outstanding Operations Agreements, (iii) all obligations relating to Intellectual Property, (iv) to the extent Purchaser or Hightimes elects to offer employment to any current employees of Southland or the Publication on or after the Closing Date, all employment obligations relating to such employees accruing on or after the commencement of employment of such Persons with Purchaser or Hightimes of such employees, (v) all obligations under agreements with any independent contractor (in addition to Valley) for all periods following the Closing Date, to the extent that Purchaser elects to assume any of such agreements on or following the Closing, and (vi) all obligations following the Closing referred to in Section (d) of this Article II (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, no other Liabilities are being assumed by Purchaser hereunder (the “Excluded Liabilities”). In such connection, Southland shall pay and discharge all of the Excluded Liabilities and shall indemnify, defend and hold harmless Purchaser and Hightimes from any Liabilities associated therewith.

(d) Publication Facility. The Closing Date Balance Sheet references Southland’s facility lease in Corona, California primarily used for the operations relating to the Publication (the “Facility Lease”), which Facility Lease may be terminated either by Southland or the landlord on no less than sixty (60) days’ prior written notice. Prior to a Hightimes Liquidity Event, Southland’s obligations under the Facility Lease will be reimbursed pursuant to the Management Agreement, and Purchaser acknowledges and agrees that Southland shall maintain the Facility Lease in full force and effect until the occurrence of a Hightimes Liquidity Event. No later than ten (10) calendar days prior to the Hightimes Liquidity Event, Purchaser shall inform Southland in writing whether Purchaser desires to assume the obligations under the Facility Lease, in which case Southland will cooperate with Purchaser in its negotiation with the landlord to transfer or assign the Facility Lease to Purchaser; provided (i) that Southland will be entitled to receive from the landlord (or to be reimbursed by Purchaser) the amount of any security deposit previously made under the Facility Lease, (ii) that Purchaser will reimburse all costs and expenses of Southland (including without limitation Southland’s attorneys’ fees and costs) incurred in connection with such transfer or assignment of the Facility Lease to Purchaser or the good faith attempted transfer or assignment of the Facility Lease to Purchaser (the Parties acknowledge that the landlord may elect not to transfer or accept an assignment of the Facility Lease to Purchaser on terms and conditions satisfactory to the Parties, in which case Hightimes will reimburse Southland all rents and other amounts paid to the landlord under the Facility Lease during the negotiation period of such attempted transfer or assignment of the Facility Lease), and (iii) that in connection with such transfer or assignment of the Facility Lease to Purchaser, Southland will be fully released (and Bruce Bolkin fully released as guarantor) by the landlord and Purchaser from all further liability with respect to the Facility Lease and such facility. In the event Purchaser does not inform Southland in writing of its desire to assume the obligations under the Facility Lease as described above, or in the event Purchaser informs Southland that it does not desire to assume the obligations under the Facility Lease as described above, Southland will have the option within ten (10) calendar days of the Hightimes Liquidity Event to elect to terminate the Facility Lease, in which case Hightimes will reimburse Southland the amount of Southland’s rental obligation under the Facility Lease with respect to the period beginning on the date of the Hightimes Liquidity Event and ending on the date of termination of the Facility Lease.

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(e)  Consideration. In addition to its assumption of the Assumed Liabilities, in consideration for the Purchased Assets, as of the Closing Date Hightimes shall cause to be issued to Southland the following consideration (the “Consideration”) payable solely in the form of an aggregate of 370,370 shares of Hightimes Common Stock, or such other number of shares of Hightimes Common Stock that when multiplied by the Closing Market Price, shall be valued in the aggregate at Four Million Dollars ($4,000,000) (the “Subject Shares”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SOUTHLAND

Southland represents and warrants to Purchaser and Hightimes, as follows:

(a) Organization. Southland is a California corporation and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Southland is duly licensed or qualified to do business and is in good standing in each other jurisdiction in which the properties owned or leased by it or the operation of the Publication as currently conducted makes such licensing or qualification necessary. All corporate actions taken by Southland in connection with this Agreement and the transactions contemplated by the Management Agreement will be duly authorized on or prior to the Closing.

(b) Power and Authority. Southland has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby and pursuant to the Management Agreement. Southland has obtained all necessary approvals for the execution and delivery of this Agreement, the performance of his obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Southland and (assuming due authorization, execution and delivery by Purchaser) constitutes Southland’s legal, valid and binding obligation, enforceable against Southland in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

(c) No Conflict. The execution, delivery and performance by Southland of this Agreement does not conflict with, violate or result in the breach of, or create any encumbrance on the equity of Southland or any of the Purchased Assets pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Southland is a party or is subject or by which the Southland equity or the Purchased Assets are bound.

(d) No Consents or Approvals. No governmental, administrative or other third-party consents or approvals are required by or with respect to Southland in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e) No Actions. There are no actions, suits, claims, investigations or other legal proceedings (collectively, “Legal Proceedings”) pending or, to the Knowledge of Southland, threatened against or by Southland or the Purchased Assets, including Legal Proceedings that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) Liabilities. Southland has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise relating solely to the Publication (“Liabilities”), except (i) obligations arising under Advertiser Agreements, Operations Agreements and the Facility Lease, (ii) obligations arising under this Agreement, the Management Agreement and the other agreements and instruments described herein, and (iii) those Liabilities which are described, reflected or reserved against in the Closing Date Balance Sheet.

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(g) Advertiser Agreements. Southland has provided Purchaser with true and complete copies of all advertising agreement between advertisers in the Publication and Southland, all of which are listed on Schedule III(g) annexed hereto (the “Advertiser Agreements”). To the Knowledge of Southland, all such Advertiser Agreements are in full force and effect and are enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. Southland is not in material breach of or in default under, and, to the knowledge of Southland, no other party to any such Advertiser Agreement is in breach of or in default under any such Advertiser Agreement, nor has any event occurred that, upon notice or the lapse of time, or both, would constitute such a breach or default. Southland has not received any written notice, and has no Knowledge, that any of its material advertisers under any Advertiser Agreements has ceased, or intends to cease after the Closing, to advertise in the Publication or on the Sites. Southland has provided Purchaser with a complete list of all advertisers in the Publication and on the Sites.

(h) Intellectual Property. Schedule III(h) annexed hereto identifies each patent or registration which has been issued to the Company with respect to any registered Intellectual Property relating to the Publication, identifies each pending patent application, trademark, tradename, domain name or application for registration which Southland possesses or has made with respect to the Publication, and identifies each written license, contract or other permission which Southland has granted to any third party with respect to any of the Publication’s Intellectual Property (together with any exceptions). With respect to each item of Intellectual Property: (i) Southland possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Southland, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) to the extent that Southland is a party to any license, contract or other permission to enable the Publication to use any Intellectual Property, the applicable license, sublicense or permission covering the item is legal, valid, binding, enforceable, and in full force and effect and will remain in full force and effect on identical terms following the consummation of the Transactions contemplated hereby and (v) Southland has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(j) Brokers. All Parties agree and no broker or finder is entitled to a brokerage, finder’s or other consulting fee or commission from Southland in connection with the transaction contemplated by this Agreement.

(k) No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, Southland EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF COMPANY OR ITS ASSETS, AND Southland AND COMPANY EACH SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH PURCHASED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND Purchaser SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HIGHTIMES

Purchaser and Hightimes (collectively, the “Hightimes Parties”) hereby jointly and severally represents and warrants to Southland that:

(a) Organization, Good Standing and Qualification. Each of Purchaser and Hightimes are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has full corporate power and authority to own and use its properties and its assets and conduct its business as currently conducted. The Hightimes Parties are not in violation of any of the provisions of their respective articles of incorporation, by-laws or other organizational or charter documents, including, but not limited to the Charter Documents (as defined below). The Hightimes Parties are duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect (i) material adverse effect on the legality, validity or enforceability of any of the Subject Shares and/or this Agreement, (ii) material adverse effect on the results of operations, assets, business, condition (financial and other) or prospects of the Hightimes Parties, or (iii) material adverse effect on the Hightimes Parties’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(b) Capitalization and Ownership of Hightimes. As at the date of this Agreement Hightimes owns 100% of the shares of capital stock of the Purchaser. Hightimes is authorized to issue an aggregate of 120,000,000 shares of its capital stock, $0.0001 par value per share, of which (i) 110,000,000 shares are designated as common stock, with 100,000,000 shares designated as Class A voting common stock (“Class A Common Stock”) and 10,000,000 shares designated as Class B non-voting common stock (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and (ii) 10,000,000 shares designated as preferred stock (the “Preferred Stock”) which may be issued in one or more series containing such rights, preferences and privileges as the board of directors of the Hightimes Parties may, from time to time, designate. As at the date of this Agreement, an aggregate of 20,639,916 shares of Class A Common Stock are issued and outstanding, and no shares of Class B Common Stock have been issued. The Subject Shares, when issued, will be duly authorized validly issued, fully paid and non-assessable, free and clear of all pledges, liens, encumbrances and other restrictions (other than those arising under federal or state securities laws as a result of the issuance of the Subject Shares). The Origo Shares, if issued, will be duly authorized validly issued, fully paid and non-assessable, free and clear of all pledges, liens, encumbrances and other restrictions (other than those arising under federal or state securities laws as a result of the issuance of the Origo Shares). The issue and sale of the Subject Shares or the issuance of the Origo Shares will not result in a right of any holder of Hightimes Parties securities to adjust the exercise, exchange or reset price under such securities or give rise to any preemptive rights, rights of first refusal or other similar rights. The authorized capital stock of Purchaser consists of 1,000 shares, without par value, of which 1,000 shares are issued and outstanding and owned of record and beneficially by Hightimes. The Hightimes Parties has each made available to Southland true and correct copies of its Certificate of Incorporation, and as in effect on the date hereof (the “Certificate of Incorporation”), and its By-laws, as in effect on the date hereof (the “By-laws”).

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(c) Authorization; Enforceability. Subject to obtaining the ExWorks Consent, each member of the Hightimes Parties has all corporate right, power and authority to enter into, execute and deliver this Agreement and each other agreement, document, instrument and certificate to be executed by the Hightimes Parties in connection with the consummation of the transactions contemplated hereby, including, but not limited to this Agreement and to perform fully its obligations hereunder and thereunder. All corporate action on the part of the Hightimes Parties, its directors and stockholders necessary for the authorization execution, delivery and performance of this Agreement by the Hightimes Parties has been taken. This Agreement has been duly executed and delivered by the Hightimes Parties and each constitutes a legal, valid and binding obligation of the Hightimes Parties, enforceable against the Hightimes Parties in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

(d) No Conflict; Governmental Consents.

(i) The execution and delivery by the Hightimes Parties of this Agreement, the issuance and sale of the Subject Shares and the consummation of the other transactions contemplated hereby or thereby do not and will not (i) result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Hightimes Parties is bound including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, (ii) conflict with or violate any provision of the Hightimes Parties’s Certificate of Incorporation (the “Certificate”), as amended or the Bylaws, (and collectively with the Certificate, the “Charter Documents”) of the Hightimes Parties, and (iii) conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any agreement, credit facility, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Hightimes Parties is a party or by which any of them is bound or to which any of their respective properties or assets is subject, nor result in the creation or imposition of any Liens upon any of the properties or assets of the Hightimes Parties.

(ii) No approval by the holders of Hightimes Common Stock, or other equity securities of Hightimes Parties is required to be obtained by Hightimes Parties in connection with the authorization, execution, delivery and performance of this Agreement or in connection with the authorization, issue and sale of the Subject Shares except as has been previously obtained.

(iii) No consent, approval, authorization or other order of any governmental authority or any other person is required to be obtained by the Hightimes Parties in connection with the authorization, execution, delivery and performance of this Agreement or in connection with the authorization, issue and sale of the Subject Shares and, upon issuance, the Subject Shares.

(e) Litigation. The Hightimes Parties knows of no pending or threatened legal or governmental proceedings against the Hightimes Parties which could materially adversely affect the business, property, financial condition or operations of the Hightimes Parties or which materially and adversely questions the validity of this Agreement or the right of the Hightimes Parties to enter into this Agreement, or to perform its obligations hereunder and thereunder. The Hightimes Parties is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which could materially adversely affect the business, property, financial condition or operations of the Hightimes Parties. There is no action, suit, proceeding or investigation by the Hightimes Parties currently pending in any court or before any arbitrator or that the Hightimes Parties intends to initiate that could have a material adverse effect on the assets, businesses or properties of the Hightimes Parties.

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(f) Compliance. Hightimes is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Hightimes), nor has Hightimes received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

(g) Reg A+ Offering Circular and Origo Merger. Hightimes has filed with the SEC a Form 1-A and a related Regulation A+ Offering Circular (the “Reg A Offering”) which was qualified by the SEC on March 12, 2018, and no stop order has been entered by the SEC with respect thereto. Hightimes intends to file post-qualification amendment to such Form 1-A and a related Regulation A+ Offering Circular to update the disclosures set forth in the Reg A Offering. Hightimes has entered into the Merger Agreement relating to the Origo Merger, and Origo is responding to comments from the SEC and Nasdaq with respect to Origo’s Form S-4 Proxy and Registration Statement filed with the SEC.

(h) Disclosure. The information set forth in this Agreement as of the date hereof contains no untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(i) Investment Company. Hightimes is not, and upon completion of the Reg A Offering, it will not be, an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(j) Brokers. Neither the Hightimes Parties nor any of the Hightimes Parties' officers, directors, employees or stockholders has employed or engaged any broker or finder in connection with the transactions contemplated by this Agreement and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Agreement. None of the Hightimes Parties are party to any agreement, arrangement or understanding whereby any person has an exclusive right to raise funds and/or place or purchase any debt or equity securities for or on behalf of the Hightimes Parties.

ARTICLE V

CERTAIN ADDITIONAL COVENANTS OF THE PARTIES

(a) Non-Solicitation. Southland agrees that for a period of twenty-four (24) months following the Closing Date, neither Southland nor any of its officers, directors, employees or affiliates shall:

(i) solicit individuals who are presently employees of Hightimes, Purchaser or any other direct or indirect subsidiary of Hightimes (collectively, with Purchaser, the “Hightimes Subsidiaries”), to be employees of any other business, other than through general advertising not specifically targeted toward any person known by Southland to be an employee of any of the Hightimes Parties;

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(ii) directly or indirectly induce or attempt to induce any employee of the Hightimes Parties to leave the employment of Hightimes Parties, or in any way interfere with the relationship between the Hightimes Parties and any employee thereof (other than through general advertising not specifically targeted toward any person known by Southland to be an employee of any of the Hightimes Parties); or

(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Hightimes Parties, to cease doing business with, or modify its business relationship with, the Hightimes Parties, or in any way interfere with or hinder the relationship between any such customer, supplier, licensee or business relation and the Hightimes Parties; provided that Southland shall be permitted to solicit advertisers and vendors for its remaining publications, sites and other media properties, including advertisers and vendors that advertise in or are otherwise connected with the Publication or that advertise in or are otherwise connected with other publications owned, operated or controlled by the Hightimes Parties, in each case without violating the provisions of this subsection (iii).

(b) Non-Competition. In consideration of the payment of the Consideration set forth in Article II above, Southland hereby agrees that for a period of twenty-four (24) months following the Closing Date (the “Restricted Period”), nether Southland nor any Affiliate of Southland, shall own any equity interest in, be employed by, or act as a consultant to, any corporation, partnership, limited liability company or other entity (each, an “Entity”) that is engaged in competition with the Publication or the Business of the Hightimes Parties (as the term “Business” is defined below). The provisions of this paragraph shall not apply to any Entity in which the net revenues of the competing Business in the fiscal year immediately preceding the acquisition did not exceed five (5%) percent of the aggregate net revenues of the Southland. In addition, the provisions of this Section shall not apply to any (i) non-profit and corporate boards and committees or (ii) any industry associations, in which one or more of the member may publish magazines that are in the same or a similar Business as the Publication and the Hightimes Parties. For purposes of this paragraph, the term “Business” shall mean and be limited to (i) the production and sale of one or more print and digital publications devoted primarily to or primarily providing information concerning the cannabis industry or cannabis culture, (ii) the establishment and production of seminars, conferences or events primarily relating to the cannabis industry or cannabis culture, and (iii) other e-commerce initiatives and licensing of the “High Times”® brand, including the development of an e-commerce store offering clothing and other products; in each case, associated primarily with cannabis or dedicated primarily to cannabis and the cannabis culture. Notwithstanding the foregoing, the provisions of this Section (b) of Article V shall not mean to include any print or digital publication or magazine produced or distributed by Southland, now or in the future, solely by reason of the fact that such publication or magazine includes advertisers that are engaged in the cannabis business in competition with Hightimes or the Publication.

(c) Injunctive Relief. Southland agrees that a violation or threatened violation of any of the provisions of Sections (a) or (b) this Article V shall cause immediate and irreparable harm to the Hightimes Parties and that the damage to the Hightimes Parties will be difficult or impossible to calculate with precision. Therefore, in the event Southland or any Southland Affiliate violates the provisions of Section (a) or (b) of this Article V, an injunction restraining Southland or any Southland Affiliate from such violation may be obtained by any one or more member of the Hightimes Parties in addition to any other relief then available to the aggrieved party or parties. If, at the time of enforcement of any provision of Section (a) or (b) of this Article V, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law; provided, however, that the substituted period shall not exceed the period contemplated by this Agreement.

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(d) Valley Business Printers. Purchaser hereby agrees that for a period of two (2) years following the Closing Date, it shall continue to use the services of Valley Business Printers, Inc. (“Valley”) to print the Publication on terms and conditions that are generally consistent with the past practices of Southland and Valley with respect to the Publication; provided, that the quality of the printing service and the published printing rates then being charged by Valley to Purchaser are within ten (10%) percent of the printing rates then being offered to Purchaser by any other qualified printer.

(e) Conduct of Business of the Publication. Between the date of execution of this Agreement and the Closing Date, Southland hereby covenants and agrees:

(i) to conduct the business and operations of the Publication only in the ordinary course of business as previously conducted;

(ii) not to accelerate the collection of any accounts receivable or the defer the payment of accounts payable;

(iii) unless approved in writing in advance by Purchaser or Hightimes, not terminate any existing agreement contemplated to be included in the Purchased Assets or enter into any new material agreement binding upon the Publication;

(iv) not sell, transfer, assign or subject to any security interest, encumbrance of lien, any of the Purchased Assets, other than sales of inventory in the ordinary course of the business of the Publication; and

(v) not incur any Indebtedness on the Purchased Assets.

(f) ExWorks Consent. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to obtaining the ExWorks Consent on or before the Closing Date. Hightimes hereby agrees to use its commercially reasonable efforts (but without being obligated to incur any additional liability or indebtedness) to obtain such ExWorks Consent.

(g)  Tradeability of Subject Shares. In the event the Hightimes Liquidity Event shall be consummated, the Subject Shares shall be subject to a contractual lockup agreement for a period that is no longer than one hundred eighty (180) calendar days following the consummation of the Origo Merger (the “Lockup Period”), after which time the Subject Shares shall be freely tradeable without volume or other restrictions. In connection therewith:

(i) Hightimes will use its commercially reasonable efforts to consummate te Reg A Offering and, if it deems it to be in its best interest to consummate the Origo Merger, to cause the Registration Statement relating to the Origo Merger to become effective and to cause the Successor to keep such Registration Statement effective for a period of at least ninety (90) days following the expiration of the Lockup Period;

(ii) In the event it consummates the Origo Merger, Hightimes will use commercially reasonable efforts to cause the Successor to prepare and file such amendments and supplements to the Registration Statement as may be necessary to comply with applicable securities laws in order to enable the disposition of all securities covered by such Registration Statement;

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(iii) In the event it consummates the Origo Merger, Hightimes will use its commercially reasonable efforts to cause the Successor to register and qualify all securities covered by the Registration Statement under the state securities or blue-sky laws of such jurisdictions as shall be reasonably requested by Southland; and

(iv) In the event it consummates the Origo Merger, Hightimes will use its commercially reasonable efforts to cause the Successor to cause all securities covered by the Registration Statement to be listed on a National Securities Exchange or Nasdaq.

(h)  Rule 144. With a view to making available to Southland the benefits of Rule 144 (“Rule 144”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and any other rule or regulation of the SEC that may at any time permit Southland to sell the Subject Shares and the Conversion Shares to the public without registration, the Hightimes shall (or, if applicable, shall cause the Successor to):

(i) make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times after the Qualified Offering or the effective date of the Registration Statement, as applicable;

(ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other docuents required of Hightimes or the Successor, if applicable, under the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iii) furnish to Southland, so long as Southland owns any Subject Shares or other securities of the Successor issued in exchange for the Subject Shares in connection with the Origo Merger, forthwith upon request (i) a written statement by Hightimes or the Successor, as applicable, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act; and (ii) customary legal opinions and any such other information as may be reasonably requested by Southland in availing Southland of the benefits of Rule 144 or any other rule or regulation of the SEC that permits the selling of any such securities without registration.

(i)  Contractual Limitation on Transfer. Other than the form of Lockup Agreement attached hereto as Exhibit A and attached as Exhibit D to the Merger Agreement entered into in connection with the Origo Merger (either the “Lockup Agreement”), there are no restrictions on transfer of the Subject Shares (or any other securities into which the Subject Shares may be exchanged in connection with the Origo Merger) other than restrictions imposed pursuant to applicable federal and state securities laws concerning public offerings of restricted securities issued in private placement transactions.

ARTICLE VI
INDEMNIFICATION

(a) Indemnification. Each of Southland, on one hand, and Purchaser and Hightimes, on the other hand (each, an “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party or Parties and its directors, officers, agents and employees (each an “Indemnified Person”) from and against any loss, cost or damage (collectively, “Losses”) related to, and to reimburse each Indemnified Person for all reasonable expenses (including, without limitation, attorneys' fees) as they are incurred in connection with pursuing or defending any third-party claim, action or proceeding (collectively, “Actions”) arising out of or relating to the Indemnifying Party’s material breach of a representation and warranty or the or willful misconduct in performing or failing to perform the Indemnifying Party’s obligations under this Agreement or the Indemnifying Party’s breach of this Agreement. In addition to and not in lieu of the foregoing, Southland shall indemnify, defend and hold harmless each of Purchaser and Hightimes and their respective directors, officers, agents and employees for any Losses incurred in connection with any Excluded Liabilities, and Purchaser and Hightimes shall indemnify, defend and hold harmless each of Southland and Southland and their respective directors, officers, agents and employees for any Losses incurred in connection with any Assumed Liabilities. In addition, if any Party to this Agreement or their directors, officers, agents and employees become aware of any (A) notice of violation of any state or federal law, rule, statute, order, or otherwise relating to any Party or the operation of the business of such Party (a “Notice of Violation”), or (B) a Regulatory Action, they shall promptly notify the other Parties of all details regarding such Notice of Violation or Regulatory Action that is reasonably available to them. The Indemnifying Party accused of a violation or regulatory action specified in the Notice of Violation shall have the right, at its sole expense, but not the obligation, to defend any such Notice of Violation or Regulatory Action (and to compromise or settle such Notice of Violation or Regulatory Action). The Indemnified Persons shall also have the sole and exclusive right to select counsel for such Notice of Violation or Regulatory Action. Notwithstanding anything to the foregoing, the Parties shall consult with each other on all material aspects of the defense of any such matter, and shall reasonably cooperate with each other in all such actions or proceedings.

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(b) Limitation of Liability. Southland shall only be obligated to indemnify any Indemnified Persons for Losses that equal or exceed $40,000 and then only with respect to such excess. In addition, except for acts or omissions constituting common law fraud, the maximum liability of Southland to indemnify any Indemnified Persons for Losses incurred under this Article VI shall not exceed $4.0 million, payable in accordance with subsection (c), below. EXCEPT FOR THIRD-PARTY CLAIMS UNDER ANY INDEMNITY PROVISION HEREIN, IN NO EVENT SHALL ANY PARTY, WHETHER, TRANS-HIGH, HIGHTIMES, OR SOUTHLAND BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c) Southland’s Payment of Indemnification Obligations. In the event Southland becomes obligated to indemnify any Indemnified Persons for Losses, Southland shall the right (and may in Southland’s sole discretion elect) to satisfy such indemnification obligations through either of the following (or a combination of the following): (i) by paying all or a portion of the amount of such Losses in immediately available funds to the applicable Indemnified Person, or (ii) by paying all or a portion of the amount of such Losses by surrendering for redemption securities of Hightimes or the Successor (which securities may be Subject Shares, Conversion Shares, or other securities issued in exchange for Subject Shares or Conversion Shares in connection with the Origo Merger), which securities will be valued at the greater of (A) the Conversion Price per share (if Subject Shares or Conversion Shares) or the price per share attributed to the Subject Shares and the Conversion Shares in the Origo Merger (if shares of the Successor) or (B) the average closing prices of Hightimes or the Successor’s shares, as applicable, for the five trading days preceding the date on which Southland notifies Hightimes or the Successor, as applicable, of its intention to surrender for redemption securities of Hightimes or the Successor pursuant to this clause (ii); provided that in no event will Southland be required to surrender more than the total number of Subject Shares or Conversion Shares (or securities of the Successor issued in exchange for the Subject Shares or Conversion Shares in the Origo Merger) to satisfy any indemnification claim hereunder.

(d)  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the purchase price for tax purposes, unless otherwise required by applicable law.

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ARTICLE VII

TERMINATION

This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Southland and the Purchaser, or

(b) by Southland, in the event that a Hightimes Liquidity Event does not occur by September 12, ` 2018, or

(c) by Purchaser or Hightimes, if a Material Adverse Event or Legal Proceeding affecting the Publication, or the Purchased Assets or Assumed Liabilities shall have occurred and shall be continuing; or

(d) by Southland, if a Material Adverse Event or Legal Proceeding affecting the Purchser or Hightimes shall have occurred and shall be continuing; or

(e) by either Southland, on one hand, or Purchser and Hightimes, on the other hand, if a breach of any provision of this Agreement has been committed by the other Party and such breach has not been cured within 30 days following receipt by the breaching Party of written notice of such breach.

Upon termination, all further obligations of the Parties under this Agreement shall terminate without liability of any Party to the other Parties to this Agreement, except that no such termination shall relieve any Party from liability for any fraud or willful breach of this Agreement.

ARTICLE VIII
MISCELLANEOUS

(a) Confidentiality. Neither Party (each, a “Receiving Party”), along with its directors, officers, employees, agents, advisors, subcontractors, independent contractors, subsidiaries, and affiliates (collectively its “Representatives”) shall, during the term hereof and for a period of two (2) years thereafter, without the other party’s (each, a “Disclosing Party”) prior written approval in each instance not to be unreasonably withheld, disclose or otherwise make available to any other person or entity (whether acquired on the Closing Date or during the continuance of this Agreement) any information relating to the Disclosing Party's business plans, products, advertising, innovations, fees, advertising or product concepts, customers, technology, computer software, computer systems, marketing methods, sales margins, cost of goods, cost of materials, capital structure, operating results, or other business affairs, or any other proprietary or confidential information of the Disclosing Party (the “Confidential Information”). The foregoing shall not apply to Confidential Information which: (i) is or becomes known to the general public (other than as a result of the disclosure, directly or indirectly, by the Receiving Party or its Representative); (ii) was or is made available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any affiliate, provided that such source is not, and was not, to the Receiving Party’s actual knowledge, bound by a confidentiality agreement with the Disclosing Party or any affiliate or otherwise prohibited from transmitting such information by contract, legal or fiduciary obligation to the Disclosing Party, any affiliate, or any third party; or (iii) is required to be disclosed by law, provided the Receiving Party gives Disclosing Party notice and an opportunity to seek an appropriate protective order at its own expense. It is understood that the information required to be held in confidence as herein provided may be disclosed by the Receiving Party only to Representatives who need to know such Confidential Information for the purposes of fulfilling its obligations hereunder. Such Representatives, prior to any such disclosure, shall be informed of the confidential nature of such Confidential Information, and shall agree in writing to be bound by the terms hereof. The confidentiality provisions set forth herein shall also apply separately to each subcontractor or independent contractor selected by either Party, and such Party shall be responsible for informing any such subcontractor of any confidential and proprietary information included in any work subcontracted for hereunder. Each Party shall have such person agree to be bound in writing by confidentiality terms no less stringent than those set forth herein.

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(b) All Confidential Information furnished to the Receiving Party by the Disclosing Party or any third party at the request of the Disclosing Party shall be and remain the property of the Disclosing Party. All copies of such Confidential Information in written, graphic, or other tangible form shall be returned to the Disclosing Party at any time upon the advance written request of the Disclosing Party or upon the termination of this Agreement for any reason whatsoever, subject to the terms hereof.

(c) Entire Agreement. This Agreement (including the schedules constituting a part of this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

(d) Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

(e) Expenses. Each party shall pay all of their own expenses in connection with this Agreement and the exhibits hereto; provided, that, at Closing, Purchaser shall reimburse Southland for its out-of-pocket legal expenses up to a maximum amount of $10,000.

(f) Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:

If to Hightimes or
Purchaser, to:	Hightimes Holding Corp. and
Culture Pub, Inc.
10990 Wilshire Boulevard
Penthouse
Los Angeles, CA 90024
Attn: Adam E. Levin, CEO
Tel: 310-774-0100
Email: adam@hightimes.com

With a copy (which alone shall not
constitute notice) to:	CKR Law
1330 Avenue of the Americas, 14th Floor
New York, New York 10019
Attn: Stephen A. Weiss, Esq.
E-mail: sweiss@ckrlaw.com

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If to Southland, to:	Southland Publishing, Incorporated
____________________
Pasadena, California ________
Attn: Bruce Bolkin
Tel: _____________
Email: bruceb@valleyprinters.net and bbhoya@aol.com

With a copy (which alone shall not
constitute notice) to:	Ervin Cohen & Jessup LLP
9401 Wilshire Boulevard, 9th Floor
Beverly Hills, California 90212
Attn: Sander C. Zagzebski, Esq.
Facsimile: (310) 859-2325
E-mail: szagzebski@ecjlaw.com

or to such other addresses or facsimile numbers as may be specified by like notice to the other Party. Any notice involving non-performance, termination or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

(g) Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California (without giving effect to the conflicts of laws provisions thereof).

(h) Submission to Jurisdiction; WAIVER OF JURY TRIAL. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in the City of Los Angeles, California (and any appellate court thereof), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

(i) Severability. If any terms or other provision of this Agreement or the schedules hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

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(j) Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

(k) Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

(l) Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

(m) Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

(n) Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided that either Party may assign this Agreement to a successor entity in conjunction with such Party's reincorporation in another jurisdiction or into another business form.

(o) Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(p) Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

(q)  Public Announcements. No Party to this Agreement shall issue any press release or make any public announcement relating to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding the subject matter of this Agreement or the transactions contemplated hereby, in each case without the prior written consent of the other Parties, and the Parties shall cooperate as to the timing and contents of any such announcement(s).

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Execution Copy

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

CULTURE PUB, INC.

By:	/s/ Adam E. Levin	Dated: June 8, 2018
Name:	Adam E. Levin
Title:	Chief Executive Officer

HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin	Dated: June 8, 2018
Name:	Adam E. Levin
Title:	Chief Executive Officer

SOUTHLAND PUBLISHING, INCORPORATED

By:	/s/ Bruce Bolkin	Dated: June 8, 2018
Name:	Bruce Bolkin
Title:	President

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